Exhibit 10.18

BUSINESS CONFIDENTIAL

2017-2019

SELECTIVE SEVERANCE PROGRAM

GRAFTECH INTERNATIONAL HOLDINGS INC.

JUNE 1, 2017 THROUGH DECEMBER 31, 2019

(All U.S. Salaried Employees)

PROGRAM OUTLINE

This 2017-2019 Selective Severance Program (“SSP” or “Program”) is being implemented to assist US-based employees whose employment is terminated as the result of management implementation of a restructuring, reorganization or downsizing of GrafTech International Holdings Inc. and/or any of its U.S. subsidiaries or affiliates (collectively, the “Company”).

A.            COVERAGE AND TERMS

The provisions of this Program are in effect between the dates of June 1, 2017 and December 31, 2019, as determined by the Company, and are applicable to any U.S.-based salaried employee whose employment is terminated by Company action because of restructuring, reorganization, or downsizing of the organization.

This Program does not constitute a contract and is subject to termination and/or modification at the sole discretion of the Company without prior notice.

B.            NOTIFICATION AND RELEASE

•                  An eligible employee whose employment is to be terminated will be notified of his or her eligibility to participate in this Program using an employee Notification Letter.  Such notification will provide eligible employees with a minimum of 45 days’ notice prior to their effective date of termination (“Notice Period”).  This Notice Period does not apply to employees listed on Appendix 1 of Attachment A.  This may result in termination other than at the end of a calendar month.

•                  The employee will be paid during this Notice Period and will continue working or will be asked not to work during this Notice Period at the Company’s option.  During this Notice Period, employees will be eligible to participate in Company benefits at active employee rates.  If the employee and the Company agree to continue the employee’s work beyond the Notice Period, such period of work will be in addition to and not in lieu of the Notice Period.  The expiration of the Notice Period is referred to herein as the “Release Date.”

•                  If required under applicable law, employees will be told which other positions in their organizational unit or group were selected or not selected for termination.

•                  In order for a notified employee to be eligible for participation, in addition to the other Program conditions, he/she must complete, sign and not revoke the applicable form of Release and return it to his/her Human Resources Manager within the time frame identified in the Notification Letter following receipt of the Notification Letter and Release.

•                  Benefits from this Program will commence immediately following the Release Date and will continue for the period applicable to the employee based on service to the

Company as described below provided the employee complies with all applicable terms and conditions.

An employee who is otherwise eligible for this Program will not receive Program benefits if the employee:

•                  Voluntarily terminates employment prior to the Release Date.

•                  Is discharged by the Company for unsatisfactory work performance prior to the Release Date.

•                  Is discharged by the Company for misconduct or other violation of Company policy or rules prior to the Release Date.

•                  Breaches any contractual or legal obligation to the Company, including but not limited to any noncompetition, confidentiality or other restrictive covenant in effect with the Company.

•                  Elects normal/early voluntary retirement prior to the employee being informed of his or her Release Date.

•                  Is employed in a facility, activity, function or business which is being divested or outsourced and whose employment is to be continued by the purchaser (or outsourcing party, as applicable) of the activity, facility, business or function

Is employed by a non-U.S. business or affiliate of the Company.

•                  Is employed by a U.S. business or affiliate of the Company but is based outside the U.S.

•                  Does not sign and return the Release within the applicable time period, or elects in writing to revoke the Release within seven (7) calendar days after its execution.

•                  Is offered by the Company and subsequently rejects a position not more than two (2) salaried grades lower than the employee’s current grade level at the same site (not applicable for an employee who is identified on Appendix 1 to Attachment A).  In applying this provision, all sites in Northeast Ohio are considered to be the same site.

•                  Is offered by the Company and subsequently rejects a position in the same or higher salaried grade than the employee’s current grade level at a different GrafTech site (not applicable for an employee who is identified on Appendix 1 to Attachment A).

An employee who was eligible for this SSP will not continue to receive any additional or future SSP benefits (that is, any benefits that commenced shall cease) if, prior to the expiration of the Program benefits, the employee:

•                  Is employed in a facility, activity, function or business which has been divested or outsourced by the Company and the employee is employed by the purchaser of, successor to, or outsourcing party of the facility, activity or business.

•                  Is employed by any business or affiliate of the Company.

An employee who was eligible for this SSP will not continue to receive any additional or future SSP benefits (that is, any benefits that commenced shall cease), and the employee will be required to return any benefits previously received under this SSP, if, prior to the expiration of the Program benefits, the employee:

•                  Violates the terms of the Release (as set forth in the Release).

•                  Fails to return to the Company all records, files, equipment, desk or office or file keys, credit cards, computer programs and disks, or other Company property which is in employee’s possession, custody or control.

•                  Fails to continue to respect the trade secrets and other confidential information to which the employee had access while employed or fails to abide by all of the employee1s contractual and legal obligations with the Company.

•                  Makes any critical or derogatory remarks concerning the management, operation or products of the Company or the Company’s officers, managers, employees, shareholders and affiliates, board members, customers, or vendors, or, without limiting the foregoing, takes any other action which could reasonably affect the Company’s reputation or the reputation of the previously mentioned parties, unless such comments are made pursuant to legal process.

•                  Fails to cooperate in any legal disputes and/or proceedings and/or business matters relating to issues and/or incidents which took place during the term of the employee’s employment.

An employee who was eligible for this SSP will not receive any additional or future salary continuation benefits (that is, any benefits that commenced shall cease), and the employee will be paid a lump sum equal to 60% of the remaining balance of salary continuation benefits, if, prior to the expiration of the Program benefits, the employee:

•                  Becomes re-employed by another organization and their new salary with the new organization is at least 70% of their GrafTech salary as of the Release Date

C.            TERMINATION WITHOUT RELEASE

•                  If a notified employee fails or elects not to execute and deliver the Release within the appropriate time period or elects in writing to revoke the Release within seven (7) calendar days after its execution, the employee will not be eligible for participation in this Program.

D.            TERMINATION OF EMPLOYMENT

•                  For purposes of this Program, references to “termination of employment, “separation from employment” and the like, when referenced for purposes of determining when an employee is eligible to commence receipt of payments, refers to a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  This Program is intended to be a “separation pay plan” within the meaning of Section 409A, such that payments made under this Program are exempt from Section 409A.  Notwithstanding anything in this Program to the contrary, in the event it is determined, that this Program is not a separation pay plan or any payments hereunder are not exempt from the application of Section 409A, then any payments of “deferred compensation” (within the meaning of Section 409A) payable upon a separation from service to a “specified employee”

(within the meaning of Section 409A) shall not commence until the first scheduled payroll date following the six month anniversary of such employee’s “separation from service” (within the meaning of Section 409A) (referred to in Program documents as the Release Date).

E.            PROGRAM ADMINISTRATION

•                  Corporate HR will administer this Program and is responsible for the overall operation of the Program and its operations.  Corporate HR will maintain records of the Program’s provisions and will be responsible for the handling, processing and payment of any claims for benefits under the Program.

•                  The Company or its delegate will have sole and discretionary authority to interpret any term of the Program and to decide all questions concerning the eligibility of any employee to participate in the Program, the right to and the amount of any benefit payable under the Program to any employee, and the date on which any employee ceases to be eligible for Program benefits.  The Company or its delegate has the sole and absolute discretion to interpret this Program.  The Company’s decisions will be final and binding on all parties.  The Company may allocate to any one or more of its employees any responsibility it may have under the Program and may designate any other person or persons to carry out any of its responsibilities under the Program.

•                  Questions concerning this Program, and related approvals and interpretation should be addressed to the Benefits Manager at 216-676-2002

PROGRAM BENEFITS

A.            SEVERANCE PAYMENTS

•                  Upon expiration of the 45-day Notice Period, except as otherwise provided on Attachment A, employees who elect to participate in this Program and timely sign and return (and do not revoke) a Release in a form acceptable to the Company, are eligible to receive Severance Payments in accordance with the following schedule:

Company Service Credit (thru last day worked)	Severance

Under 1 year	1 month’s pay

At least 1 year and under 5 years	2 months’ pay

At least 5 years and under 7 years	3 months’ pay

At least 7 years and under 10 years	4 months’ pay

At least 10 Years	4 months’ pay plus 0.4 month’s pay for each year of Company Service (prorated to the number or full months) in excess of 10 years of service

•                  Minimum severance benefit is one (1) month.

•                  Maximum severance benefit is twelve (12) months.

•                  Generally, severance payments, subject to applicable withholdings, will be made on regular paydays for the respective period authorized (and no provisions of this Program will provide for lump sum payments, except vacation pay) commencing with the first payday following the Release Date.

•                  The amount payable will be calculated on the basis of base salary in effect at the time of termination (excluding the impact of any temporary pay cuts), including extended hours pay and shift differential, if any, but excluding all overtime premiums and variable pay.

•                  In the event of an employee’s death at any time during which severance payments remain payable under this Program, such payments shall be made to the employee’s estate or legal representative.

•                  The severance payments will be in addition to pension payments for eligible employees who are retirement eligible and elect to concurrently retire.

•                  Employees who are terminated under this Program and are participants in the GrafTech International Holdings Inc. Retirement Plan (“Retirement Plan”) will receive credit (up to a maximum of two years) in order to satisfy the age and/or service requirements under the Retirement Plan in accordance with the terms of the Retirement Plan.

B.            VACATION

•                  Employees participating in the Program will receive pay in lieu of any accrued unused current year vacation.  Vacation payment will be paid in a lump sum as of the Release Date.

C.            MEDICAL, DENTAL AND LIFE INSURANCE

•                  Medical Coverage:  All employees participating in this Program who have signed and returned the Release within the applicable time frame and have not revoked the Release will be eligible to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at active employee rates for up to six (6) months from the Release Date, but only until eligible for coverage under another group plan.  The continuation of medical insurance coverage for employees terminated under the Program will be coordinated with applicable state and federal laws.  Any such continuation of medical insurance will be included as part of the continuation of benefits under COBRA.

•                  Dental Coverage:  All employees participating in this Program who have signed and returned the Release within the applicable time frame and have not revoked the Release will be eligible to continue group dental coverage under COBRA at active employee rates for up to six (6) months from the Release Date, but only until eligible for coverage under another group plan.  The continuation of dental coverage for employees terminated under the Program will be coordinated with applicable state and federal laws.  Any such continuation of dental insurance will be included as part of the continuation of benefits under COBRA.

•                  Life Insurance Coverage:  Coverage under the Basic Life Insurance Group Policy (“Life Policy”) will terminate as of the Release Date.  The employee will have the option to convert to a private policy as provided in the Life Policy.  The retiree life insurance benefit for eligible employees is capped at $10,000.

•                  Short and Long Term Disability Coverage:  For all employees, this coverage will terminate as of the Release Date.  For any employee who becomes eligible for (and receives) a long term disability benefit following the date of the Notification Letter, such disability benefits may be reduced by Severance Payments, as and when such Severance Payments are made, in accordance with the terms of the Long Term Disability Plan.

•                  Employee Assistance Program:  A terminated employee who is receiving benefits under this Program but declines medical coverage may continue participation in the Employee Assistance Program (EAP) for up to six (6) calendar months following the release date (EAP Coordinated Care is included as part of the medical plan coverage) and under the same terms as noted above for the medical plan.

•                  The Company may require verification of employment status to determine when to terminate extended benefit plan coverage under any of the above defined enhanced benefits.

D.            INCENTIVE COMPENSATION PLANS

Employees participating in this Program who have signed and returned the Release within the applicable time frame and have not revoked the Release are entitled to the following:

•                  Participants in the GrafTech International Ltd. Incentive Compensation Program or Sales Incentive Plan, who are on the payroll as an active employee on the last day of the applicable performance period and were eligible to receive an “Award” (as defined in the applicable incentive plan) for such performance period, shall receive their Award at an

80% level.  The Award will be payable in accordance with the terms of the applicable incentive plan.

E.            OUTPLACEMENT ASSISTANCE

•                  The Company will provide Outplacement Assistance for three (3) months from the date the employee initiates this service with the vendor (which initiation may commence upon receipt of notice of eligibility to participate in this Program}, but shall be no later than six (6) months after the Release Date.  An employee interested in Outplacement Assistance must so indicate to his or her Human Resources manager.  If the employee fails or refuses to sign or return the Release or revokes a signed Release, Outplacement Assistance will be discontinued.  Local availability of services will determine the format through which outplacement assistance is provided.

F.             SUPPLEMENTAL BENEFITS

•                  Certain employees listed in Appendix 1 of Attachment A will be entitled to the Program Benefits described in Attachment A, either in lieu of or in addition to the benefits described in the Program Benefits portion of this Program as set forth in Attachment A.

G.           PROGRAM ADMINISTRATION

•                  Corporate HR will administer this Program and is responsible for this Program and its operation.  Corporate HR will maintain records of Program operations and will be responsible for the handling, processing and payment of any claims for benefits under this Program.

•                  The Company or its delegate will have sole and discretionary authority to interpret any term of this Program and to decide all questions concerning the eligibility of any person to participate in this Program, the right to and the amount of any benefit payable under this Program to any individual, and the date on which any individual ceases to be eligible for Program benefits.  The Company or its delegate has the sole and absolute discretion to interpret this Program, including without limitation adjusting benefits of this Program for one or more participants consistent with the purposes and intent of this Program.  The Company’s or its delegate’s decisions will be final and binding on all parties.  The Company has allocated to the Vice President of Organizational Development and Administration any responsibility it may have under this Program and he/she may designate any other person or persons to carry out any of its responsibilities under this Program.

•                  Questions concerning this Program, and related approvals and interpretation, should be addressed to the Benefits Manager at 216-676-2002.

Except as otherwise provided in Attachment A, the Company shall have the right to amend, suspend, or terminate the Program at any time.  A Program amendment or termination will not impact employees (and former employees) who have received written notice of eligibility to participate in this Program before the date such amendment or termination is executed.  The Company’s exercise of its discretion to amend or terminate this Program shall comply with Section 409A and other applicable law.

Approved on behalf of
GRAFTECH INTERNATIONALHOLDINGS INC.
and its U S. Subsidiaries and Affiliates

By:	/s/ Brian E. Blowes
Name: Brian E. Blowes
Title: VP-HR